Exhibit 10.57

AMENDMENT NO. 15 TO RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 15 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of October 11, 2013, is entered into among WORTHINGTON RECEIVABLES CORPORATION, a Delaware corporation, as Seller (the “Seller”), WORTHINGTON INDUSTRIES, INC., an Ohio corporation, as Servicer (the “Servicer”), THE MEMBERS OF THE VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTY TO THE AGREEMENT (as defined below) (each, a “Purchaser Group” and collectively, the “Purchaser Groups”), MARKET STREET FUNDING LLC (“Market Street”), as Assignor (as defined below) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrator (the “Administrator”) and Assignee (as defined below).

RECITALS

The Seller, the Servicer, each member of each of the Purchaser Groups and the Administrator are parties to the Receivables Purchase Agreement, dated as of November 30, 2000 (as amended, supplemented or otherwise modified through the date hereof, the “Agreement”).

Concurrently herewith, the Seller, the Servicer, PNC and the Administrator are entering into that certain Eighth Amended and Restated Fee Letter (the “Fee Letter”), dated as of the date hereof.

Market Street, as the assignor (in such capacity, the “Assignor”), desires to sell, assign and delegate to PNC, as the assignee (in such capacity, the “Assignee”), all of the Assignor’s rights under, interest in, title to and obligations under the Agreement and the other Transaction Documents (collectively, the “Assigned Documents”), and the Assignee desires to purchase and assume from the Assignor all of the Assignor’s rights under, interest in, title to and obligations under the Assigned Documents.

After giving effect to the assignment and assumption contemplated in Section 2 of this Amendment, each of the parties hereto desires that Market Street cease to be a party to the Agreement and each of the other Assigned Documents to which it is a party and to be discharged from its duties and obligations as a Purchaser or otherwise under the Agreement and each of the other Assigned Documents.

The parties hereto desire to amend the Agreement as hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Defined Terms. Capitalized terms that are used herein without definition and that are defined in Exhibit I to the Agreement shall have the same meanings herein as therein defined.

2. Assignment and Assumption.

(a) Sale and Assignment by Assignor to Assignee. At or before 2:00 pm (New York time) on the date hereof, the Assignee shall pay to the Assignor, in immediately available funds, (i) the amount set forth on Schedule I hereto (such amount, the “Investment Payment”) representing 100.00% of the aggregate Investment of the Assignor under the Agreement on the date hereof and (ii) the amount set forth on Schedule I hereto representing all accrued but unpaid (whether or not then due) Discount, Fees and other costs and expenses payable in respect of such Investment to but excluding the date hereof (such amount, the “CP Costs and Other Costs”; together with the Investment Payment, collectively, the “Payoff Amount”). Upon the Assignor’s receipt of the Payoff Amount in its entirety, the Assignor hereby sells, transfers, assigns and delegates to the Assignee, without recourse, representation or warranty except as otherwise provided herein, and the Assignee hereby irrevocably purchases, receives, accepts and assumes from the Assignor, all of the Assignor’s rights under, interest in, title to and all its obligations under the Agreement and the other Assigned Documents. Without limiting the generality of the foregoing, the Assignor hereby assigns to the Assignee all of its right, title and interest in the Pool Assets.

Payment of each portion of the Payoff Amount shall be made by wire transfer of immediately available funds in accordance with the payment instructions set forth on Schedule II hereto.

(b) Removal of Assignor. From and after the Effective Date (as defined below), the Assignor shall cease to be a party to the Agreement and each of the other Assigned Documents to which it was a party and shall no longer have any rights or obligations under the Agreement or any other Assigned Document (other than such rights which by their express terms survive termination thereof).

(c) Limitation on Liability. Notwithstanding anything to the contrary set forth in this Amendment, the Assignee does not accept or assume any liability or responsibility for any breach, failure or other act or omission on the part of the Assignor, or any indemnification or other cost, fee or expense related thereto, in each case which occurred or directly or indirectly arose out of an event which occurred prior to the Effective Date.

(d) Retention of Liability. Notwithstanding anything to the contrary set forth in this Amendment, the Assignor retains and accepts any liability or responsibility for any breach, failure or other act or omission on the part of the Assignor, or any indemnification or other cost, fee or expense related thereto, in each case which occurred or directly or indirectly arose out of an event which occurred prior to the Effective Date.

(e) Acknowledgement and Agreement. Each of the parties and signatories hereto (i) hereby acknowledges and agrees to the sale, assignment and assumption set forth in clause (a) above, (ii) expressly waives any notice or other applicable requirements set forth in any Transaction Document as a prerequisite or condition precedent to such sale, assignment and assumption (other than as set forth herein) and (iii) acknowledges and agrees that this Section 2 is in form and substance substantially similar to a Transfer Supplement.

3. Joinder.

(a) PNC as a Related Committed Purchaser. From and after the date hereof, PNC shall be a Related Committed Purchaser party to the Agreement for all purposes thereof and of the other Transaction Documents as if PNC were an original party to the Agreement in such capacity, and PNC assumes all related rights and agrees to be bound by all of the terms and provisions applicable to Related Committed Purchasers contained in the Agreement and the other Transaction Documents.

(b) Appointment of PNC as Purchaser Agent of PNC’s Purchaser Group. PNC hereby designates itself as, and PNC hereby agrees to perform the duties and obligations of, the Purchaser Agent for PNC’s Purchaser Group. From and after the date hereof, PNC shall be a Purchaser Agent party to the Agreement, for all purposes of the Agreement and the other Transaction Documents as if PNC were an original party to the Agreement in such capacity, and PNC assumes all related rights and agrees to be bound by all of the terms and provisions applicable to Purchaser Agents contained in the Agreement and the other Transaction Documents.

(c) Commitment. The Commitment of PNC under the Agreement as a Related Committed Purchaser shall be $100,000,000 unless and until otherwise modified in accordance with the Agreement.

(d) Consent to Joinder. Each of the parties hereto consents to the foregoing joinder of PNC as a party to the Agreement in the capacities of a Related Committed Purchaser and Purchaser Agent, and any otherwise applicable conditions precedent thereto under the Agreement and the other Transactions Documents (other than as set forth herein) are hereby waived.

4. Amendments to Agreement. The Agreement is hereby amended as follows:

(a) The following new Section 1.1(c) is hereby added to the Agreement immediately following existing Section 1.1(b):

(a) Each of the parties hereto hereby acknowledges and agrees that from and after the Fifteenth Amendment Effective Date, the Purchaser Group that includes PNC, as a Purchaser Agent and as a Purchaser, shall not include a Conduit Purchaser, and each request by the Seller for ratable Purchases by the Conduit Purchasers pursuant to Section 1.1(a) shall be deemed to be a request that the Related Committed Purchasers in PNC’s Purchaser Group make their ratable share of such Purchases.

(b) Section 1.7(b) of the Agreement is hereby amended by replacing the term “Euro-Rate” where it appears therein with the phrase “Euro-Rate or LMIR”.

(c) Section 1.8(b)(ii) of the Agreement is hereby amended by replacing the term “Euro-Rate” where it appears therein with the phrase “Euro-Rate or LMIR”.

(d) Section 1.9 of the Agreement is hereby replaced in its entirety with the following:

Section 1.9 Inability to Determine Euro-Rate or LMIR.

(a) If the Administrator (or any Purchaser Agent) determines before the first day of any Yield Period (or solely with respect to LMIR, on any day) (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, or adequate means do not exist for ascertaining the Euro-Rate or LMIR for such Yield Period, then the Administrator shall give written notice thereof to the Seller. Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Investment shall be funded at the Yield Rate determined by reference to the Euro-Rate or LMIR and (b) the Discount for any outstanding Portions of Investment then funded at the Yield Rate determined by reference to the Euro-Rate or LMIR shall, on the last day of the then current Yield Period (or solely with respect to LMIR, immediately), be converted to the Yield Rate determined by reference to the Base Rate.

(b) If, on or before the first day of any Yield Period (or solely with respect to LMIR, on any day), the Administrator shall have been notified by any Purchaser, Purchaser Agent or Liquidity Provider that, such Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Investment at the Yield Rate and based upon the Euro-Rate or LMIR, the Administrator shall notify the Seller thereof in writing. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Investment shall be funded at the Yield Rate determined by reference to the Euro-Rate or LMIR and (b) the Discount for any outstanding Portions of Investment then funded at the Yield Rate determined by reference to the Euro-Rate or LMIR shall be converted to the Yield Rate determined by reference to the Base Rate either (i) on the last day of the then current Yield Period (or solely with respect to LMIR, immediately) if such Person may lawfully continue to maintain such Portion of Investment at the Yield Rate determined by reference to the Euro-Rate or LMIR to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Investment at the Yield Rate determined by reference to the Euro-Rate or LMIR to such day.

(e) The signature block for Market Street set forth on signature page S-3 of the Agreement is hereby deleted in its entirety.

(f) The notice information for PNC in each of its capacities under the Agreement is hereby replaced in its entirety with the following:

Address:         PNC Bank, National Association

    Three PNC Plaza

    225 Fifth Avenue

    Pittsburgh, PA 15222-2707

    Attention:   Robyn Reeher

    Telephone:  (412) 768-3090

    Facsimile:   (412) 762-9184

(g) The following new defined terms and definitions thereof are hereby added to Exhibit I to the Agreement in appropriate alphabetical order:

“Fifteenth Amendment Effective Date” means the date on which that certain Fifteenth Amendment to this Agreement, dated as of October 11, 2013, becomes effective in accordance with its terms.

“LMIR” means for any day during any Yield Period, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“PNC Base Rate” means, in the case of PNC or any Purchaser in its Purchaser Group, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “prime rate.” Such “prime rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“PNC Yield Rate” for any Yield Period and any Portion of Investment of the Purchased Interest with respect to PNC or any Purchaser in its Purchaser Group, means an interest rate per annum equal to: (a) the daily average LMIR for such Yield Period, or (b) if LMIR is unavailable pursuant to Section 1.9, the Base Rate for such Yield Period; provided, however, that the “PNC Yield Rate” for any day while a Termination Event exists shall be an interest rate equal to (in the Administrator’s sole and absolute discretion) (i) 2% per annum above the PNC Base Rate or (ii) the “Applicable Margin” set forth in the Purchaser Group Fee Letter relating to PNC.

(h) The definition of “Base Rate” set forth in Exhibit I to the Agreement is replaced in its entirety with the following:

“Base Rate” means, for any day, (i) in the case of the Purchaser Group including PNC, the PNC Base Rate and (ii) in the case of each other Purchaser Group, the rate set forth as the Base Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

(i) The definition of “Business Day” set forth in Exhibit I to the Agreement is replaced in its entirety with the following:

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate or LMIR, dealings are carried out in the London interbank market.

(j) The definition of “CP Rate” set forth in Exhibit I to the Agreement is replaced in its entirety with the following:

“CP Rate” means, with respect to any Conduit Purchaser for any Yield Period and any Portion of Investment, the rate set forth as the CP Rate for such Conduit Purchaser in the related Purchaser Group Fee Letter.

(k) The definition of “Purchaser Group” set forth in Exhibit I to the Agreement is replaced in its entirety with the following:

“Purchaser Group” means, (i) for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers and its related Purchaser Agent and (ii) for PNC, PNC, as a Purchaser Agent and a Related Committed Purchaser.

(l) The definition of “Year” set forth in the definition of “Discount” set forth in Exhibit I to the Agreement is hereby amended by replacing the term “Euro-Rate” where it appears therein with the phrase “Euro-Rate or LMIR”.

(m) The definition of “Yield Rate” set forth in Exhibit I to the Agreement is replaced in its entirety with the following:

“Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest (i) in the case of the Purchaser Group including PNC, means the PNC Yield Rate, and (ii) in the case of each other Purchaser Group, shall mean the rate set forth as the Yield Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

(n) The following defined terms, and definitions thereof, set forth in Exhibit I to the Agreement are hereby deleted in their entirety: “Market Street”, “Market Street Base Rate”, “Market Street CP Rate” and “Market Street Yield Rate”

(o) Annex B to the Agreement is hereby replaced in its entirety with Exhibit A attached hereto.

5. Representations and Warranties. The Seller and the Servicer each hereby represents and warrants to the Administrator, the Assignee and each member of the various Purchaser Groups from time to time party to the Agreement as follows:

(a) Representations and Warranties. Its representations and warranties contained in Exhibit III of the Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date);

(b) Enforceability. The execution and delivery by each of the Seller and the Servicer of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within each of its corporate powers and have been duly authorized by all necessary corporate action on each of its parts. This Amendment and the Agreement, as amended hereby, are each of the Seller’s and the Servicer’s valid and legally binding obligations, enforceable in accordance with its terms; and

(c) No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Termination Event or Unmatured Termination Event exists or shall exist.

6. Effect of Amendment. All provisions of the Agreement, including as expressly amended and modified by this Amendment, shall remain in full force and effect and are hereby ratified. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Agreement other than as set forth herein.

7. Effectiveness. This Amendment shall become effective as of the date hereof (the “Effective Date”) upon which each of the following conditions precedent have been satisfied: (I) receipt by the Administrator of (i) counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto and (ii) counterparts of the Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto and (II) the Assignor shall have received the Payoff Amount in its entirety in accordance with Section 2 of this Amendment.

8. No Proceedings. Each of the parties hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, Market Street any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by Market Street is paid in full. The provisions of this Section 8 shall survive any termination of the Agreement.

9. Further Assurances. Each of the Seller and the Servicer hereby agrees to do all such things and execute all such documents and instruments, at the Seller’s sole expense, as the Assignee may reasonably consider necessary or desirable to give full effect to the assignment and assumption set forth in Section 2 of this Amendment.

10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

11. Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

12. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to any otherwise applicable principles of conflicts of law other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

13. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

WORTHINGTON RECEIVABLES
CORPORATION, as Seller

By:	/s/ Matthew A. Lockard
Name: Matthew A. Lockard
Title: Treasurer

WORTHINGTON INDUSTRIES, INC., as Servicer

By:	/s/ Matthew A. Lockard
Name: Matthew A. Lockard
Title: Treasurer

S-1	Amendment No. 15 to Receivables Purchase Agreement (Worthington)

MARKET STREET FUNDING LLC

By:	/s/ Doris J. Hearn
Name: Doris J. Hearn
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Falcione
Name: Mark Falcione
Title: Executive Vice President

S-2	Amendment No. 15 to Receivables Purchase Agreement (Worthington)

EXHIBIT A

ANNEX B

to Receivables Purchase Agreement

FORM OF PURCHASE NOTICE

                              , 20

PNC Bank, National Association

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of November 30, 2000 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among Worthington Receivables Corporation (“Seller”), Worthington Industries, Inc., as Servicer, the various other Purchaser Groups from time to time a party thereto and PNC Bank National Association, as a purchaser (a “Purchaser”) and the administrator (the “Administrator”). Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided variable interest in a pool of receivables on             , [20        ], for a purchase price of $            . Subsequent to this Purchase, the Aggregate Investment will be $            .

Seller hereby represents and warrants as of the date hereof, and as of the date of Purchase, as follows:

(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are correct on and as of such dates as though made on and as of such dates and shall be deemed to have been made on such dates;

(ii) no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from such purchase;

(iii) after giving effect to the purchase proposed hereby, the Aggregate Investment of the Purchased Interest will not exceed 100% and the Aggregate Investment will not exceed the Purchase Limit; and

(iv) the Facility Termination Date shall not have occurred.

Annex B-1

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

WORTHINGTON RECEIVABLES CORPORATION

By:
Name Printed:
Title:

Annex B-2

SCHEDULE I

ASSIGNMENTS AND PAYMENT AMOUNTS

Section 1.

Investment Payment:	$70,000,000.00

Section 2.

Discount:	$6,026.98
Fees:	$26,250.00
Other Amounts:	$0
CP Costs and Other Costs:	$32,276.98

Schedule I

SCHEDULE II

WIRING INSTRUCTIONS

Wiring instructions with respect to amounts payable to the Assignor:

Bank Name:	PNC Bank, National Association
ABA #:	xxxxxxxxx
Account #:	xxxxxxxxxx
Account Name:	Market Street Funding LLC
Reference:	Worthington Receivables Corporation

Schedule II